Exhibit 99.2

Elastic Announces Upsizing and Pricing of $575 Million of Senior Unsecured Notes Due 2029

MOUNTAIN VIEW, Calif., June 30, 2021 — Elastic N.V. (“Elastic” or the “Company”) (NYSE: ESTC) announced today that it has priced its offering of $575 million aggregate principal amount of its 4.125% senior notes due 2029 (the “notes”) in a private offering (the “offering”) that is exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the offering was increased by $75 million from the previously announced offering size. The offering is expected to close on July 6, 2021, subject to customary closing conditions. The Company intends to use the net proceeds of the offering for general corporate purposes, which may include capital expenditures, investments and working capital. In addition, from time to time in the past the Company has considered, and continues to consider, acquisitions and strategic transactions, and also may use the net proceeds of the offering for such purposes.

The notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered only in transactions that are exempt from registration under the Securities Act and applicable state securities laws. The notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements that are based on Elastic management’s current expectations. Such statements include plans, projections and estimates regarding the offering and the receipt and use of the net proceeds from the offering. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including investor demand, market conditions, customary closing conditions and other factors. In particular, there can be no assurance that Elastic will complete the offering. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Elastic and its results is included in Elastic’s filings with the SEC, including its Annual Report on Form 10-K for the year ended April 30, 2021. Elastic does not assume any obligation to update the forward-looking information contained in this press release.

About Elastic

Elastic is a search company built on a free and open heritage. Anyone can use Elastic products and solutions to get started quickly and frictionlessly. Elastic offers three solutions for enterprise search, observability, and security, built on one technology stack that can be deployed anywhere. From finding documents to monitoring infrastructure to hunting for threats, Elastic makes data usable in real time and at scale. Founded in 2012, Elastic is a distributed company with Elasticians around the globe. Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.

Contact Information

Anthony Luscri

Elastic Investor Relations

ir@elastic.co

(650) 695-1055

Lisa Boughner

Elastic Corporate Communications

lisa.boughner@elastic.co